EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 18, 2006 (the “Effective Date”), by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and Robert L. Evans (“Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment, and considers it to be in its best interests and in the best interests of its stockholders to employ Executive during the Employment Term (as defined in Section 1 below);

WHEREAS, Executive desires to accept such employment with the Company and to enter into this Agreement; and

WHEREAS, Executive is willing to accept employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Employment. Unless terminated earlier in accordance with the provisions of Section 7, Executive’s employment under this Agreement shall be effective for a term commencing on August 14, 2006 (the “Start Date”) and ending on the three (3) year anniversary of the Start Date (the “Employment Term”). Thereafter, the Employment Term shall be automatically extended for subsequent one (1)-year periods unless written notice to the contrary is given by either the Company or Executive within ninety (90) days prior to the expiration of the Employment Term or the expiration of any subsequent one (1)-year extension thereof. Notwithstanding this Section 1, the equity grants made pursuant to Section 5 of this Agreement shall be made as of the Effective Date.

2. Position and Duties.

(a) As of the Start Date, Executive shall serve as the Chief Executive Officer and President of the Company. In such position, Executive shall report directly to the Board (as defined in Section 10(c)) and have such authority, responsibilities, and duties customarily exercised by a person holding such position. The Company shall cause Executive to be appointed to the Board as of the Start Date and, during the Employment Term, to be nominated for election as a member of the Board as needed to maintain Executive’s position on the Board.

(b) During the Employment Term, Executive will devote substantially all of his business time and best efforts to the performance of his duties. Executive may:

(i) in addition to being a director of the Company and with the prior written approval of the Chairman of the Board, serve as a director or trustee of: (x) up to three (3) corporate or charitable entities and (y) trade or other associations related to the Company’s industry; and

(ii) manage his personal investments;

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to the extent that such activities do not materially inhibit or materially interfere with the performance of Executive’s duties under this Agreement.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $450,000.00, payable in regular installments in accordance with the Company’s usual payroll practices. The Base Salary includes fees otherwise payable for his services for the Board. The Board shall review and may consider for increase (but not decrease) at any time Executive’s Base Salary in its sole discretion based on Executive’s performance.

4. Incentive Compensation. Executive shall be eligible to participate in any annual or long-term, cash or equity based, incentive plan or other arrangements of the Company, as they exist from time-to-time. Executive shall first be eligible to participate in an annual performance bonus plan for the performance period commencing January 1, 2007, with a target bonus for such period at 75% of Base Salary. The Board shall determine Executive’s annual incentive plan participation for subsequent years.

5. Equity Grants.

(a) Restricted Stock Units. In accordance with the terms of that certain Restricted Stock Units Agreement between the Company and Executive of even date herewith, as of the Effective Date, the Company shall grant Executive 65,000 Restricted Stock Units (as defined in Section 10(r)). The Restricted Stock Units shall vest as follows:

Vesting Date	Number of Units to Vest
September 30, 2006	1,625
December 31,2006	3,250
March 31, 2007	3,250
June 30, 2007	3,250
September 30, 2007	3,250
December 31, 2007	3,250
March 31, 2008	3,250
June 30, 2008	3,250
September 30, 2008	3,250
December 31, 2008	3,250
March 31, 2009	3,250
June 30, 2009	3,250
September 30, 2009	3,250
December 31, 2009	3,250
March 31, 2010	3,250
June 30, 2010	3,250
September 30, 2010	3,250
December 31, 2010	3,250
March 31, 2011	3,250
June 30, 2011	3,250
August 14, 2011	1,625

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(b) Restricted Shares.

(i) In accordance with the terms of that certain Restricted Stock Agreement between the Company and Executive of even date herewith, as of the Effective Date and subject to shareholder approval, the Company shall grant Executive 90,000 Restricted Shares of Common Stock which shall vest as follows upon the Fair Market Value (as defined in Section 10(m)) of a share of the Common Stock (as defined in Section 10(g)) reaching the following prices for *** (**) consecutive trading days on and after the Start Date; provided, however, that such ** (**)-trading day period occurs prior to a Termination of Employment (as defined in Section 10(u)), but subject to Section 7(b) below:

** Day Fair Market Value at or Above	Shares Vesting
$**.**	22,500
$**.**	22,500
$**.**	22,500
$**.**	22,500

(ii) In accordance with the terms of that certain Restricted Stock Agreement between the Company and Executive of even date herewith, as of the Effective Date and subject to shareholder approval, the Company shall grant Executive 65,000 Restricted Shares of Common Stock which shall vest upon the satisfaction of the requirements described in Subsections (1) and (2) below:

(1) for ** (**) consecutive trading days after the Start Date, the Fair Market Value of a share of the Common Stock being equal to or greater than *-*, * percent (***%)of the Fair Market Value of a share of Common Stock as of the Effective Date (the “Share Price Requirement”); and

(2) for the applicable number of Restricted Shares per the schedule immediately below, the later of: (A) the corresponding vesting date as listed on the schedule below, or (B) the satisfaction of the Share Price Requirement; provided, however, that such vesting date or Share Price Requirement occurs prior to a Termination of Employment, but subject to Section  7(b) below:

Vesting Date	Shares Vesting
September 30, 2006	1,625
December 31, 2006	3,250
March 31, 2007	3,250
June 30, 2007	3,250

_________________________
* Confidential information omitted and filed separately with the Securities and Exchange Commission under a Confidential Treatment Request.

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September 30, 2007	3,250
December 31, 2007	3,250
March 31, 2008	3,250
June 30, 2008	3,250
September 30, 2008	3,250
December 31, 2008	3,250
March 31, 2009	3,250
June 30, 2009	3,250
September 30, 2009	3,250
December 31, 2009	3,250
March 31, 2010	3,250
June 30, 2010	3,250
September 30, 2010	3,250
December 31, 2010	3,250
March 31, 2011	3,250
June 30, 2011	3,250
August 14, 2011	1,625

(c) Stock Options. In accordance with the terms of that certain Stock Option Agreement between the Company and Executive of even date herewith, as of the Effective Date and subject to shareholder approval, the Company shall grant Executive six (6)-year term Options (as defined in Section 10(p)) to purchase 130,000 shares of Common Stock with a per share exercise price equal to the Fair Market Value of a share of Common Stock as of the date of grant. Such Options shall vest as follows:

Vesting Date	Number of Options to Vest
September 30, 2006	5,417
December 31, 2006	10,833
March 31, 2007	10,833
June 30, 2007	10,833
September 30, 2007	10,833
December 31, 2007	10,833
March 31, 2008	10,833
June 30, 2008	10,833
September 30, 2008	10,833
December 31, 2008	10,834
March 31, 2009	10,834
June 30, 2009	10,834
August 14, 2009	5,417

(d) Change in Control. In the event of a Change in Control during the Employment Term, Executive shall receive accelerated vesting of: (i) fifty percent (50%) of the then-unvested Restricted Stock Units granted pursuant to Section 5(a) above, (ii) fifty percent (50%) of the then-unvested Restricted Shares granted pursuant to Subsections 5(b)(i) and (ii) above, and (iii) fifty percent (50%) of the then-unvested Stock Options granted pursuant to Section 5(c) above. The Restricted Stock Units, Restricted Shares and Stock Options that are subject to accelerated vesting pursuant to this Section 5(d) shall be taken pro-rata from each then-unvested tranche of the applicable award, and the remaining portion of each tranche shall vest according to the original terms of the applicable award agreement, subject to potential accelerated vesting pursuant to Section 7(c) below.

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(e) Shareholder Approval. In the event shareholder approval of the awards granted pursuant to Subsection 5(b)(i), Subsection 5(b)(ii), and/or Section 5(c) above is not secured at or prior to the Company’s annual shareholders’ meeting in 2007 (the “2007 Annual Meeting”), then:

(i) the Company agrees to use its reasonable efforts to grant Executive a compensation arrangement of equivalent value; or

(ii) by written notice delivered to the Company within the thirty (30)-day period immediately following the 2007 Annual Meeting, Executive may terminate his employment with the Company and receive, subject to Section 7(g), (A) a lump-sum cash payment equal to $400,000.00 and (B) the Accrued Obligations (as defined in Section 7(a) below); provided, however, that such notice must provide no less than thirty (30) days, but no more than one hundred twenty (120) days, prior notice of the effective date of such Termination of Employment and that such notice shall relieve the Company of its obligations per Section 5(e)(i) above. Notwithstanding the above, as needed to avoid incurring penalties under Section 409A of the Code (as defined in Section 10(f)), such payments due under this Section 5(e)(ii) shall be subject to a 6-month delay from the Termination of Employment. Except as provided herein, Executive shall have no further rights to any compensation or any other benefits under this Agreement due to such Termination of Employment. All other accrued and vested benefits, if any, due Executive following Termination of Employment pursuant to this Section 5(e)(ii) shall be determined in accordance with the plans, policies and practices of the Company.

6. Other Benefits.

(a) Retirement Benefits. During the Employment Term, Executive shall be provided with the opportunity to participate in the Company’s qualified 401(k) profit sharing plan and non-qualified deferred compensation plan, as may exist from time to time, in each case, in accordance with the terms of such plans.

(b) Welfare Benefits. During the Employment Term, Executive shall be provided with the opportunity to participate in the Company’s medical plan and other employee welfare benefits on a comparable basis as such benefits are generally provided by the Company from time to time to the Company’s other senior executives, in each case, in accordance with the terms of such plans.

(c) Perquisites. During the Employment Term, Executive shall be provided with the opportunity to receive or participate in perquisites on a comparable basis as such perquisites are generally provided by the Company from time to time to the Company’s other senior executives, subject to the following:

(i) Transportation benefit - Executive will be entitled to transportation, via car service or other comparable arrangement in connection with the performance of his duties hereunder (including but not limited to transportation between his primary residence and the Main Office (as defined in Section 10(o))), which will be in lieu of the Company’s standard cash automobile subsidy provided to senior executives. To the extent this benefit is taxable income to Executive, he will receive a Tax Gross-Up Payment (as defined in Section 10(t)); and

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(ii) Attorney fees - The Company will pay reasonable attorneys’ fees and related expenses incurred by Executive in connection with the negotiation and review of this Agreement.

(iii) Indemnification Agreement - The Company agrees to enter into an agreement with Executive whereby the Company shall: (a) indemnify Executive to the maximum extent allowed under Kentucky law and (b) maintain directors’ and officers’ liability insurance for the benefit of the Executive in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer or director of the Company.

(d) Reimbursement of Business Expenses. During the Employment Term, all reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company upon receipt of documentation of such expenses in a form reasonably acceptable to the Company, and otherwise in accordance with the Company’s expense reimbursement policies. Pursuant to the terms of this Section 6(d), the Company shall pay for the reasonable expenses of the Executive’s wife when she travels with him on the Company’s business.

7. Termination. Notwithstanding any other provision of the Agreement:

(a) For Cause by the Company or Voluntary Resignation by Executive Without Good Reason. If Executive is terminated by the Company for Cause (as defined in Section 10(d)) or if Executive voluntarily resigns without Good Reason (as defined in Section 10(n)), Executive shall be entitled to receive as soon as reasonably practicable after his date of termination or such earlier time as may be required by applicable statute or regulation: (i) his earned but unpaid Base Salary through the date of termination; (ii) payment in respect of any vacation days accrued but unused through the date of termination, to the extent provided by Company policy; (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company; and (iv) subject to Section 7(g), any earned but unpaid annual bonus in respect of any of the Company’s fiscal years preceding the fiscal year in which the termination occurs (provided, however that if Executive’s termination is by the Company for Cause and such event(s) and/or action(s) that constitute Cause are materially and demonstrably injurious to the business or reputation of the Company, then no payment will be made pursuant to this clause (iv)) (the aggregate benefits payable pursuant to clauses (i), (ii), (iii) and (iv) hereafter referred to as the “Accrued Obligations”); and except as provided herein he shall have no further rights to any compensation (including any Base Salary or annual bonus, if any) or any other benefits under this Agreement. All equity-based awards shall be treated as set forth under the terms of the applicable plan or agreement. All other accrued and vested benefits, if any, due Executive following Executive’s Termination of Employment pursuant to this Section 7(a) shall be determined and paid in accordance with the plans, policies, and practices of the Company.

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(b) Without Cause by the Company or Voluntary Resignation by Executive for Good Reason. If Executive is terminated by the Company other than for Cause, Disability (as defined in Section 10(i)) or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), (A) Base Salary through the end of the calendar quarter in which Termination of Employment under this Section 7(b) occurs, (B) treatment of all equity-based awards per the terms of the applicable plan or agreement; provided, however, that vesting of any equity awards granted pursuant to Section 5 of this Agreement (including Restricted Shares vesting upon achievement of certain stock price targets) shall be calculated through the end of the calendar quarter in which Termination of Employment occurs, and (C) the continuation of medical benefits through the end of the calendar quarter in which Termination of Employment occurs; provided, however, that such benefit shall be reduced or eliminated to the extent Executive receives similar benefits from a subsequent employer. Notwithstanding the above, as needed to avoid incurring penalties under Section 409A of the Code, such payments due under this Section 7(b) shall be subject to a 6-month delay; provided, however, in the 7th month after Termination of Employment, a lump-sum catch-up payment shall be made for the 6-month delay. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following Termination of Employment pursuant to this Section 7(b) shall be determined in accordance with the plans, policies and practices of the Company.

(c) Termination following a Change in Control. If, during the 2-year period following a Change in Control (as defined in Section 10(e)), Executive is terminated by the Company other than for Cause, Disability or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive: (i) the Accrued Obligations; (ii) subject to Section 7(g): (A) the benefits set forth in Section 7(b); (B) full accelerated vesting of (x) any then-unvested Restricted Stock Units granted pursuant to Section 5(a), (y) any then-unvested Restricted Shares granted pursuant to Subsections 5(b)(i) and (ii), and (z) any then-unvested Stock Options granted pursuant to Section 5(c); and (C) a Tax Gross-Up Payment for purposes of Code Section 280G.

(d) Death. Following a Termination of Employment for death, Executive’s estate shall be entitled to receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), (A) a pro-rata bonus, if any, for the year of death, based on the target bonus for such year, and paid when bonuses under such applicable bonus plans are normally paid, (B) treatment of all equity-based awards per the terms of such applicable plan or agreement, (C) all other benefits and payments per the applicable plan or program, and (D) life insurance benefits paid per such applicable plans. Except as provided herein, Executive’s estate shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a Termination of Employment for death shall be determined in accordance with the plans, policies, and practices of the Company.

(e) Disability. Following a Termination of Employment for Disability, Executive shall be entitled to receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), (A) a pro-rata bonus, if any, for the year of Termination of Employment, based on the target bonus for such year, and paid when bonuses under the applicable bonus plans are normally paid, (B) treatment of all equity-based awards per the terms of the applicable plan or agreement, (C) all other benefits and payments per the applicable plan or program, and (D) short-term and long-term disability benefits per the applicable plans. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a Termination of Employment for Disability shall be determined in accordance with the plans, policies, and practices of the Company.

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(f) No Mitigation or Offset. In no event shall the benefits set forth in this Section 7 be subject to mitigation or offset.

(g) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 7 which are described as being subject to this Section 7(g) are conditioned upon and subject to Executive’s execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company.

8. Covenants.

(a) Confidentiality. Executive agrees that Executive will not at any time during Executive’s employment with the Company or thereafter, except in performance of Executive’s obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term “Confidential Information” shall mean any past, present, or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Company; provided, however, the term “Confidential Information” shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by Executive or his representative(s) in violation of this Agreement. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

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(b) Non-Compete. During the Employment Term and for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business for a Competitor (as defined below). The term “Competitor” shall mean any entity whose principal business involves the operation of a pari-mutuel or casino gaming business.

(c) Non-Solicit. During the Employment Term and for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, solicit or induce any then-existing employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries or contact any then-existing customer or vendor under contract with the Company or any of its subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Company.

(d) Cooperation. Executive agrees that during the Employment Term or following a Termination of Employment for any reason, Executive shall, upon reasonable advance notice, assist and cooperate with the Company with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive’s employment. The Company shall reimburse Executive for all reasonable and necessary expenses related to Executive’s services under this Section 8(d) (i.e. travel, lodging, meals, telephone and overnight courier) within ten (10) business days of Executive submitting to Company appropriate receipts and expense statements.

(e) Survivability. The duties and obligations of Executive pursuant to this Section 8 shall survive the termination of this Agreement and Executive’s Termination of Employment for any reason.

(f) Remedies. Executive acknowledges that the protections of the Company set forth in this Section 8 are fair and reasonable. Executive agrees that remedies at law for a breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, the Company shall be entitled, in addition to any other available remedies, without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

(g) Limitation. If the duration, scope, or nature of any restriction on business activity covered by any provision of Section 8(b) or (c) above is in excess of what is valid and enforceable under applicable law, such restriction shall be construed to limit duration, scope or activity to an extent that is valid and enforceable, with such extent to be the maximum extent possible under applicable law. For each of Section 8(b) and (c) above, Executive hereby acknowledges that such Section shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

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9. Miscellaneous.

(a) Resolution of Disputes and Reimbursement of Legal Costs. Except as otherwise provided in Section 8, the Company and Executive agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in Louisville, Kentucky. Any award entered by the arbitrator(s) shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator(s), if applicable, equally.

(b) Governing Law. This Agreement will be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky applicable to agreements made and to be wholly performed within the Commonwealth of Kentucky, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the Commonwealth of Kentucky.

(c) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Neither this Agreement may be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 7 and 8 shall survive the termination of Executive’s employment with the Company, except as otherwise specifically stated therein.

(d) Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement of this Agreement shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Agreement. Each party has been provided ample time and opportunity to review and negotiate the terms of this Agreement and consult with legal counsel regarding the Agreement.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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(g) Successors.

(i) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its business and/or assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company and such successor shall be deemed the “Company” for purposes of this Agreement.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Company, to:

Churchill Downs Incorporated
Attn: General Counsel
700 Central Avenue
Louisville, KY 40208

With a copy to:

Vedder Price Kaufman & Kammholz P.C.
Attn: Michael A. Nemeroff, Esq.
222 North LaSalle Street
Chicago, IL 60601
Facsimile: (312) 609-5005

If to Executive, to such address as shall most currently appear on the records of the Company.

(i) Withholding. The Company may withhold from any amounts payable under this Agreement such Taxes (as defined in Section 10(s)) as may be required to be withheld pursuant to any applicable law or regulation.

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(j) Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile or PDF file shall constitute original signatures.

(k) Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax.

10. Definitions.

(a) “Agreement” - see the recitals to this Agreement.

(b) “Base Salary” - see Section 3.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” for termination by the Company of Executive’s employment with the Company means any of the following:

(i) the willful and continued failure of Executive to perform substantially his duties to the Company (other than any such failure resulting from incapacity due to disability), after a written demand for substantial performance is delivered to Executive by the Chairman of the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;

(ii) Executive’s conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or

(iii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.

For purposes of this definition, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon instructions of the Chairman of the Board or based upon the advice of counsel of the Company which Executive honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company shall give written notice to Executive of the termination for Cause. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based and such notice shall be given within six (6) months of the occurrence of, or, if later, the Company’s actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause. Executive shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

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(e) “Change in Control” means the first to occur of the following events:

(i) excluding Duchossois Industries, Inc. and its affiliates, the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding voting securities of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

(ii) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the Board of Directors of the Company resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or of the action of the Board providing for such Corporate Transaction; or

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(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, actions taken in compliance with the Stockholder's Agreement, dated as of September 8, 2000, among the Company, Duchossois Industries, Inc. and subsequent signatories thereto, as amended from time to time, shall not be deemed a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Stock” means the common stock, no par value, of the Company.

(h) “Company” - see the recitals to this Agreement.

(i) “Disability” means the inability of Executive to perform his normal duties as a result of any physical or mental injury or ailment for (i) any consecutive ninety (90)-day period or (ii) any one hundred eighty (180) days (whether or not consecutive) during any three hundred sixty-five (365) calendar day period.

(j) “Employment Term” - see Section 1.

(k) “Exchange Act” means the Securities Exchange Act of 1934.

(l) “Executive” - see recitals to this Agreement.

(m) “Fair Market Value” means, as of any date, (i) the closing price of the Common Stock on such date reported on The NASDAQ Stock Market (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (ii) if the Common Stock is not listed on The NASDAQ Stock Market, but is listed on a national securities exchange, the closing price of the Common Stock on such date reported by such exchange, (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (iii) if the Common Stock is not listed on The NASDAQ Stock Market or any national securities exchange, the average of the high bid and low asked quotations for the Common Stock on such date in the over-the-counter market (or, if no quotation of the Common Stock was reported for such date, on the next preceding date on which such quotation of such security was reported), or (iv) if there is no public market for the Common Stock, the fair market value of the Common Stock determined by the Board in good faith exercise of its discretion; provided, however, such determination shall be made in a manner consistent with Code Section 409A and official guidance thereunder.

(n) “Good Reason” for termination by Executive of Executive’s employment means the occurrence (without Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act:

(i) the assignment to Executive of any duties inconsistent in any material respect with the position of President and Chief Executive Officer (including status, office, title and reporting requirements), or the authority, duties or responsibilities of the President and Chief Executive Officer, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Executive;

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(ii) the Company’s requiring Executive to be based at, or perform his principal functions at, any office or location other than a location within 35 miles of the Main Office unless such other location is closer to Executive’s then-primary residence than the Main Office;

(iii) a reduction in Base Salary;

(iv) a reduction in Executive’s welfare benefits plans, qualified retirement plan, or paid time off benefit unless other senior executives suffer a comparable reduction;

(v) any purported termination of Executive’s employment under this Agreement by the Company other than for Cause, death or Disability; and

(vi) the Company’s notice to Executive of non-renewal of the Agreement.

Prior to Executive’s right to terminate this Agreement, he shall give written notice to the Company of his intention to terminate his employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which Executive’s Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

(o) “Main Office” means 700 Central Avenue, Louisville, Kentucky.

(p) “Option” means an option to purchase shares of Common Stock.

(q) “Restricted Shares” see Section 5(b).

(r) “Restricted Stock Unit” means the right to receive a share of Common Stock after a Termination of Employment, with such right subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals, such as the completion of service by Executive or achievement of certain performance objectives. Due to Code Section 409A, it is expected that any shares of Common Stock received per a Restricted Stock Unit shall be received six (6) months after a Termination of Employment.

(s) “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

(t) “Tax Gross-Up Payment” means an amount payable to Executive such that, after payment of Taxes on such amount, there remains a balance sufficient to pay the Taxes being reimbursed.

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(u) “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment with the Company.

[Signature page follows.]

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[Signature page follows.]
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ROBERT L. EVANS /s/ Robert L. Evans
CHURCHILL DOWNS INCORPORATED By: /s/ Robert L. Fealy Robert L. Fealy, Authorized Representative of the Board of Directors